EXHIBIT 99.1
Contact: Bill Lackey	FOR IMMEDIATE RELEASE
Director, Investor Relations	Moved On PR Newswire
Corporate	April 2, 2003
Director, Investor Relations
blackey3@csc.com

Mike Dickerson
Sr. Manager, Corp. Communications
Corporate
310.615.1647
mdickers@csc.com

CSC RESPONDS TO ANALYST'S COMMENTS

EL SEGUNDO, Calif., April 2 - In a research note released this morning, an equity analyst covering Computer Sciences Corporation (NYSE: CSC) commented on two specific CSC accounting patterns over the past several years: higher outsourcing contract cost capitalization and declining selling, general and administrative (SG&A) costs. The analyst stated he was concerned that investors seeing these two patterns might question whether CSC had begun to capitalize some SG&A costs.

As a general rule, CSC does not directly respond to analysts' research notes. The company instead addresses analysts during its quarterly Webcast conference call immediately following the release of its quarterly or annual financial results. However, as the company is currently in the process of completing a registered debt offering, CSC has decided to respond to the issues raised in the research note.

Leon J. Level, CSC vice president and chief financial officer, stated, "The fundamental change in CSC's SG&A as a percent of revenue in recent years is due to operating performance improvement and business mix factors, and not to any change in our longstanding outsourcing contract cost capitalization policy and pattern. CSC has benefited from the consolidation of operations, facilities and back-office processes. We have additionally responded over the past two years to market conditions in the technology sector through careful cost controls in broad areas including indirect headcount, subcontractor usage, travel, discretionary training and other indirect costs.

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Computer Sciences Corporation - Page 2	April 2, 2003

"Our SG&A improvement has also benefited from several shifts in the mix of our business," added Level. "Our software product businesses, which have relatively high sales and marketing costs, have decreased as a portion of our business. Recently, our federal operations, which have relatively low SG&A costs, have grown more rapidly than our global commercial operations."

The research note also questioned the timing delay between capitalized outsourcing costs and announced contract awards. In response, Level noted, "Since we entered the commercial outsourcing business in 1991, capitalization of contract costs has always trailed contract announcements due to the time it takes to close the contract and commence operations, the phasing-in of client locations and business units, and the phasing-in of lines of services, such as mainframe data centers, desktops, and so forth. Additionally, it takes time for the company to complete its assessment of initial assets acquired and reflect any subsequent fair market value reclassification of amounts from property and equipment to outsourcing contract costs."

About CSC

Founded in 1959, Computer Sciences Corporation is one of the world's leading IT services companies. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

With approximately 90,000 employees, including more than 26,000 from the company's March 7, 2003 acquisition of DynCorp, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $11.3 billion for the 12 months ended Dec. 27, 2002. For more information, visit the company's Web site at www.csc.com.

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